                         As filed with the Securities and Exchange Commission on
                                     December 19, 1996, Registration No. 33_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------


                            CENTER BANKS INCORPORATED
             (Exact name of Registrant as specified in its charter)

        Delaware                              33 East Genesee Street                 16-1368745
 (State or jurisdiction of                  Skaneateles, New York 13152          (I.R.S. Employer
 incorporation or organization)                   (315) 685-2265                 Identification No.)
                                       (Address, including zip code, and
                                   telephone number, including area code, of
                                   Registrant's principal executive offices)

                                             --------------------

                               Gary L. Karl, Esq.
                             Harter, Secrest & Emery
                             431 East Fayette Street
                            Syracuse, New York 13202
                                 (315) 474-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------


        Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                   CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                     Proposed            Proposed
                                                                     Maximum              Maximum           Amount of
                                              Amount To Be        Offering Price         Aggregate         Registration
    Title of Shares to be Registered           Registered          Per Share(1)      Offering Price(1)         Fee
---------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $.01 per share        75,000               $16.25           $1,218,750.00          $369.32
===========================================================================================================================

     (1)Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 and based upon the high and low prices of the shares of the Registrant's common stock, par value $.01 per share ("Common Stock"), as reported on the NASDAQ National Market System on December 17, 1996.


        Pursuant to Rule 416(a), there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends, or similar transactions.


================================================================================

PROSPECTUS

                            CENTER BANKS INCORPORATED
                           DIVIDEND REINVESTMENT PLAN

                                  75,000 SHARES
                                  COMMON STOCK

        The Dividend Reinvestment Plan (the "Plan") of Center Banks Incorporated (the "Company") provides owners of the Company's common stock, par value $.01 per share (the "Common Stock"), with a convenient and economical method of investing cash dividends in additional shares of Common Stock of the Company without payment of any brokerage commissions or service charges. A participant in the Plan may purchase additional shares of Common Stock from the Company by automatically reinvesting any cash dividends paid on shares of Common Stock. A discount of five percent (5%) from the Market Price (as defined below) will apply to the reinvestment of cash dividends under the Plan.

        To enroll in the Plan, read the foregoing Prospectus in its entirety and simply complete the enclosed Authorization Card and return it in the envelope provided. Shares of Common Stock held by a broker or nominee must be transferred to ownership in the name of the stockholder in order to be eligible for the Plan.

        This Prospectus relates to 75,000 authorized and unissued shares of the Common Stock registered for sale under the Plan, together with any additional shares of Common Stock resulting from any stock splits, dividends or similar transactions. Stockholders who do not elect to participate in the Plan will continue to receive dividends, as declared and paid. Participants in the Plan will have their dividends, as declared and paid, automatically reinvested in Company Common Stock as further described herein. Participants should retain this Prospectus for future reference.

                             ___________________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ___________________


       THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                  OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                             ___________________


        This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is December 17, 1996.

                              AVAILABLE INFORMATION

        The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company is disclosed in reports and proxy statements distributed to stockholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices in New York City, 75 Park Place, Room 1400, New York, New York 10007 and Chicago, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, upon payment of prescribed rates. The Commission also maintains a Web site at "http://www.sec.gov" where such material filed electronically by registrants can be examined.

        The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and documents incorporated by reference therein. Statements contained in this Prospectus are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document on file with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus as of their respective filing dates:

        (1) Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act;

        (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, filed pursuant to Section 13 of the Exchange Act;

        (3) Proxy Statement on Schedule 14A dated April 16, 1996, filed pursuant to Section 14 of the Exchange Act; and

        (4) Current Report on Form 8-K dated January 2, 1996, Current Report on Form 8-K dated February 2, 1996, Current Report on Form 8-K dated February 5, 1996, Current Report on Form 8-K00 dated February 6, 1996 and Current Report on Form 8-K/A dated April 18, 1996, filed pursuant to Section 13 of the Exchange Act.

        All reports subsequently filed by the Company pursuant to Sections 13(a) and (c) of the Exchange Act, any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed incorporated by reference into this Prospectus and to be made a part hereof from the date of
                                      - 2 -
filing of such documents. In lieu of incorporating by reference the description of the Common Stock which is contained in a registration statement under the Exchange Act, such description is included in this Prospectus. See "Description of the Common Stock."

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Written requests should be directed to Center Banks Incorporated, Attention: J. Daniel Mohr, Treasurer, P.O. Box 460, Skaneateles, New York 13152. Requests may also be made by telephone at (315) 685-2265.

                            CENTER BANKS INCORPORATED

        The Company is a Delaware corporation incorporated in January of 1988 and registered as a bank holding company under the Bank Holding Company Act of 1956. The principal office of the Company is located at the Skaneateles Bank Building, 33 East Genesee Street, Skaneateles, New York 13152. The Company's telephone number is (315) 685-2265. The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") under the symbol "CTBK."

        The Company's principal subsidiary is Skaneateles Savings Bank (the "Bank"). The Bank is a savings bank chartered under the laws of the State of New York and is engaged in a general commercial and retail banking business serving individuals and businesses in the vicinity of Syracuse, New York.

                             DESCRIPTION OF THE PLAN

THE PLAN

        The Plan was approved by the Company's Board of Directors effective as of the date hereof and applies to any cash dividends paid by the Company on its Common Stock on and after the date hereof. The Plan, attached hereto as EXHIBIT A, as well as the description of the terms of the Plan contained in this Prospectus constitutes a description of how the Plan will apply to Participants (as defined in Question 1). The Company can provide no assurances as to whether cash dividends on the Common Stock will be paid and, if so paid, what the amount of any such dividends will be.

PURPOSE

        1.     What is the purpose of the Plan?

               The Plan provides eligible holders of Common Stock who wish to participate in the Plan (each a "Participant") with a convenient and economical method of automatically reinvesting cash dividends paid on their shares of Common Stock in additional shares of Common Stock, at a five percent (5%) discount from the Market Price (as defined in Question 10) and without payment of any brokerage commissions or service charges. The Plan is intended to benefit long-term investors who wish to increase their investment in the Company's Common Stock.

ADVANTAGES

        2.     What are the advantages of the Plan?

               (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on their shares of Common Stock in additional shares of Common Stock at ninety-five percent (95%) of the Market Price (as defined in Question 10).

               (b) No brokerage commissions or service charges are paid by Participants in connection with any purchase of shares of Common Stock under the Plan.

               (c) All cash dividends paid on Participants' shares of Common Stock can be fully invested in additional shares of Common Stock because the Plan permits fractional share interests to be credited to Plan accounts. Dividends on such fractional share interests, as well as on whole shares, will also be reinvested in additional shares of Common Stock, which will be credited to Plan accounts.

               (d) The Plan Administrator (as defined in Question 3), at no charge to Participants, provides for the safekeeping of stock certificates for shares of Common Stock credited to each Plan account.

               (e) Periodic statements reflecting all current activity, including Common Stock purchases and latest Plan account balance, simplify record keeping for Participants.

ADMINISTRATION

        3.     Who administers the Plan for Participants?

               A plan administrator (the "Plan Administrator") will administer the Plan, keep records, send statements of account to each Participant and perform other duties related to the Plan. The Company has selected Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 to serve as the Plan Administrator. Shares of Common Stock purchased for each Participant under the Plan will be held in safekeeping by or through the Plan Administrator until such Participant terminates his or her participation in the Plan or until a written request is received from such Participant for issuance of a stock certificate for all or a portion of his or her shares of Common Stock, as more fully explained in Questions 17 and 21.

               The Company may adopt rules and regulations to facilitate administration of the Plan as it deems necessary and has the right to replace the Plan Administrator at any time.

PARTICIPATION

        4.     Who is eligible to participate?

               Stockholders whose shares of Common Stock are registered in their own names on the stock transfer book of the Company ("Registered Owners") and who own a minimum of one (1) share of Common Stock are eligible to participate in the Plan. Stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee) ("Beneficial Owners") must become Registered Owners by having such shares of Common Stock transferred into their own names to participate in the Plan. See Questions 5, 6 and 7.

               The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant's underlying shares of Common Stock. Stockholders who reside in jurisdictions in which it is unlawful for the Company to permit their participation are not eligible to participate in the Plan. The Company also reserves the right to exclude stockholders who reside in jurisdictions which require registration of the Common Stock or of the Company's officers, directors or employees as agents in connection with sales pursuant to the Plan.

        5. How does an eligible holder of the Common Stock enroll in the Plan and become a Participant?

               A Registered Owner may enroll in the Plan by completing and signing an Authorization Card and returning it to the Plan Administrator. If a Participant's shares of Common Stock are registered in more than one name (e.g., joint tenants or trustees), all Registered Owners of such shares of Common Stock must sign the Authorization Card exactly as their names appear on the account registration. See Questions 6 and 7.

               BY RETURNING A PROPERLY EXECUTED AUTHORIZATION CARD TO THE PLAN ADMINISTRATOR, A STOCKHOLDER WILL BE DEEMED TO INDICATE THE INTENTION OF APPLYING ALL CASH DIVIDENDS TOWARD THE PURCHASE OF ADDITIONAL SHARES OF COMMON STOCK. A STOCKHOLDER MAY NOT ELECT TO PARTICIPATE AS TO ONLY A PORTION OF HIS OR HER SHARES OF COMMON STOCK.

               Written requests for Authorization Cards should be directed to the Plan Administrator at:

                      Registrar and Transfer Company
                      Dividend Reinvestment Plans
                      10 Commerce Drive
                      Cranford, New Jersey 07016
                      Telephone:  1-800-368-5948

        6.     What does the Authorization Card provide?

               The Authorization Card appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator any cash dividends on all shares of Common Stock owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole shares of Common Stock and fractional share interests credited to a Participant's Plan account ("Plan Shares"). The Authorization Card also directs the Plan Administrator to purchase additional shares of Common Stock on the Investment Date (as defined in Question 12) with such dividends and directs the Plan Administrator to automatically reinvest any subsequent dividends on Plan Shares. Dividends will continue to be reinvested on all Participating Shares and all Plan Shares until the Participant specifies otherwise or terminates participation, or the Plan is terminated. See Question 5 for additional information about the Authorization Card.

               Once a Participant submits an Authorization Card, any future cash dividends will be reinvested on all Participating Shares and on all Plan Shares held in a Participant's Plan account until a Participant withdraws from the Plan, or until the Plan is terminated. If a Participant would prefer to receive cash payments for dividends paid rather than reinvest such dividends, the Participant must withdraw from the Plan by written notification to the Plan Administrator. See Question 21 regarding notification of termination to the Plan Administrator.

        7.     Which stockholders may use the Authorization Card?

               The Authorization card is designed to be used by eligible stockholders whose shares of Common Stock are registered in their names. See Question 4 regarding stockholders eligible to participate in the Plan.

        8.     When may an eligible stockholder enroll in the Plan?

               Eligible stockholders may enroll in the Plan at any time. After an Authorization Card is received by the Plan Administrator, a Participant will remain enrolled in the Plan until he or she withdraws from the Plan or until the Plan is terminated. See Questions 21 and 28 regarding termination of the Plan.

        9.     When is a Participant's enrollment in the Plan effective?

               For enrollment to be effective with respect to a particular cash dividend, an Authorization Card must be received from a stockholder at least five (5) business days before the record date established for such dividend. If the Authorization Card is received after that date, the reinvestment of dividends will begin on the Investment Date (as defined in Question 12) following the next dividend record date, provided that such stockholder is still an eligible stockholder.

PURCHASES

        10. What will be the price to Participants of shares of Common Stock purchased under the Plan?

               The price per share of Common Stock purchased under the Plan will be ninety-five percent (95%) of the Market Price, as determined in the relevant Pricing Period, computed to three decimal places. "Market Price" means the simple average of the daily high and low sale prices, computed to three decimal places, at which the Common Stock is traded, as quoted on NASDAQ during a Pricing Period. The last five (5) Trading Days preceding an Investment Date (as defined in Question 12) constitutes the relevant "Pricing Period." A "Trading Day" means a day on which (i) NASDAQ is open for the trading of securities, and
(ii) Common Stock is actually traded.

        11.    When will shares of Common Stock be purchased under the Plan?

               Purchases of shares of Common Stock from the Company will be made on the relevant Investment Date (as defined in Question 12).

               NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON ANY DIVIDENDS HELD PENDING REINVESTMENT.

        12. What are the record dates and Investment Dates for dividend reinvestments?

               An Authorization Card requesting reinvestment of cash dividends must be received by the Plan Administrator at least five (5) business days before the record date established for a particular dividend. The record date for any dividend is established by the Company. If an Authorization Card is received by the Plan Administrator after the record date established for a particular dividend, reinvestment of dividends will begin on the Investment Date following the next dividend record date, provided that such stockholder is still an eligible stockholder. The "Investment Date" is the date the dividend is actually paid by the Company.

        13. How will the number of shares of Common Stock purchased for a Participant be determined?

               A Participant's Plan account will be credited with that number of shares of Common Stock, plus fractional share interests computed to four decimal places, equal to the total dividends to be invested on behalf of such Participant divided by the purchase price per share of Common Stock as calculated pursuant to the method described in Questions 10, 11, 12 and 14. The total amount to be invested will depend on the amount of any dividends paid on the number of Participating Shares and Plan Shares in such Participant's Plan account.

               THE PLAN DOES NOT REFLECT A CHANGE IN THE COMPANY'S DIVIDEND POLICY OR A GUARANTEE OF ANY FUTURE DIVIDENDS, WHICH WILL CONTINUE TO BE DETERMINED BY THE BOARD OF DIRECTORS BASED UPON THE COMPANY'S, AND THE BANK'S, RESULTS OF OPERATIONS, FINANCIAL CONDITION, REGULATORY REQUIREMENTS AND OTHER FACTORS.

        14.    What is the source of the Common Stock purchased under the Plan?

               Common Stock will be purchased directly from the Company. Common Stock purchased pursuant to the Plan will be either authorized but unissued shares or shares held in the Company's treasury.

COSTS

        15. Are there any expenses to Participants in connection with their participation in the Plan?

               Participants will incur no brokerage commissions or service charges for purchases of shares of Common Stock made under the Plan. All costs of administration of the Plan will be paid by the Company. However, Participants who request that the Plan Administrator sell their shares of Common Stock or fractional share interests in the event of the withdrawal of shares of Common Stock from the Plan (see Questions 18 and 21) must pay a termination fee of $20.00, all applicable transfer taxes and any brokerage commissions incurred as a result of the sale.

REPORTS TO PARTICIPANTS

        16.    What kinds of reports will be sent to Participants?

               As soon as practical after each purchase of shares of Common Stock on behalf of a Participant, a statement of account will be mailed to such Participant. The statement of account, which provides a record of account activity and indicates the cost of such Participant's purchases under the Plan, should be retained for tax purposes. In addition, each Participant will receive, from time to time, communications sent to every other holder of Common Stock.

               Each Participant will receive annually Internal Revenue Service information (on Form 1099 or any successor form) for reporting dividend income received and costs paid by the Company on behalf of the Participant.

CERTIFICATES FOR SHARES OF COMMON STOCK

        17.    Will certificates be issued for shares of Common Stock purchased?

               No. Shares of Common Stock purchased pursuant to the Plan will be held in the name of the Plan Administrator or its nominee. This service protects against the loss, theft or destruction of stock certificates evidencing such shares of Common Stock. However, stock certificates will be issued to any Participant upon written request. See Questions 18 and 21. The number of shares of Common Stock purchased for a Participant's account under the Plan will be indicated on such Participant's statement of account. See Question 16.

               A Participant also has the option to deliver to the Plan for safekeeping stock certificates registered in his or her name that are subject to the Plan. A Participant may deliver such certificates to the Plan Administrator along with the Authorization Card when enrolling in the Plan, or may do so at any time thereafter while participating in the Plan. Stock certificates must be endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Plan Administrator duly executed by, the Participant (or his attorney duly authorized in writing) when delivered to the Plan for safekeeping. The Plan Administrator reserves the right to maintain shares of Common Stock represented by such stock certificates in its name or in the name of its nominee.

               Each Plan account is maintained in the name in which the related Participant's stock certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares of Common Stock purchased under the Plan will be similarly registered when issued upon a Participant's request. A Participant who wishes to pledge shares of Common Stock credited to such Participant's Plan account must first withdraw such shares of Common Stock from the Plan account.

WITHDRAWAL OF SHARES OF COMMON STOCK IN PLAN ACCOUNTS

        18.    How may shares of Common Stock be withdrawn from the Plan?

               Shares of Common Stock purchased pursuant to the Plan are credited to a Participant's account and may be withdrawn by a Participant by notifying the Plan Administrator in writing, specifying the number of shares of Common Stock to be withdrawn. A stock certificate for the number of whole shares of Common Stock so withdrawn will be issued to and registered in the name of the Participant. In no case will stock certificates be issued for fractional share interests credited to a Participant's Plan account. Upon termination of participation in the Plan and payment of the $20.00 termination fee, a Participant will receive a check for the value of any fractional share interests. See Question 21 for a description of how such fractional share interests will be valued upon termination.

        19. Will dividends on shares of Common Stock withdrawn from the Plan continue to be reinvested?

               Yes, cash dividends with respect to shares of Common Stock withdrawn from a Participant's account will continue to be reinvested.

        20. Will dividends on a Participant's Plan Shares continue to be reinvested if the Participant sells or transfers his or her shares of Common Stock?

               Even if a Participant sells or transfers all of the shares of Common Stock registered in such Participant's name, the Plan Administrator will continue to reinvest dividends on the Plan Shares held for the Participant's Plan account until a written request for withdrawal from the Plan and a termination fee of $20.00 is received from the Participant. A Participant must maintain a balance in his or her Plan account in order to continue to participate in the Plan.

TERMINATION OF PARTICIPATION

        21. How and when may a Participant terminate participation in the Plan?

               Participation in the Plan may be terminated at any time by providing written notice to the Plan Administrator at least five (5) business days before the next record date. Participation in the Plan will also be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant at least five (5) business days before the next record date for a dividend payment. In the event written notice of termination, death or adjudicated incompetency is received by the Plan Administrator less than five (5) business days before the next record date for a dividend payment, shares of Common Stock will be purchased for the Participant with the related cash dividend and participation in the Plan will not terminate until after such dividend has been reinvested. Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares of Common Stock will be made for the Participant's Plan account and the Participant's shares of Common Stock and any cash dividends paid thereon will be retained by the Plan Administrator until such time as such Participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative's rights to receive payment.

               Upon termination of participation in the Plan and receipt of the $20.00 termination fee, unless a Participant has requested that all of the shares of Common Stock held in his or her account be sold, the Plan Administrator will send to such Participant a stock certificate for the number of whole shares of Common Stock in such Participant's Plan account and a check in an amount equal to the value of any fractional share interests, based upon the average of the high and low sale price of the Common Stock as reported on NASDAQ for the Trading Day (as defined in Question 10) on which written notice from a Participant is received by the Plan Administrator, less any applicable transfer taxes.

               Upon termination of participation in the Plan and the receipt of the $20.00 termination fee, Participants who do not wish to receive a stock certificate for the number of whole shares of Common Stock in their Plan account may request that all of those shares of Common Stock be sold. If such a request is made, the sale will be made by the Plan Administrator at the prevailing market price as soon as practical after such request is received. The Participant will receive the proceeds of the sale, less any applicable transfer taxes and brokerage commissions incurred in connection with the sale.

RIGHTS OFFERINGS, STOCK DIVIDENDS AND STOCK SPLITS

        22. If the Company has a rights offering, how will the rights on Plan Shares be handled?

               Participation in any rights offering will be based upon both shares of Common Stock registered in a Participant's name and any whole Plan Shares credited to such Participant's Plan account.

        23. What happens if the Company issues a dividend payable in stock or declares a stock split?

               Any stock dividends or split shares distributed by the Company on Participating Shares and Plan Shares will be credited pro rata to each Participant's account.

VOTING RIGHTS

        24. How will the Plan Administrator vote shares of Common Stock credited to a Participant's Plan account at stockholders' meetings?

               For each meeting of stockholders, a Participant will receive proxy materials that will enable the Participant to vote both the shares of Common Stock registered in the Participant's name directly and whole shares of Common Stock credited to the Participant's Plan account. If a Participant so elects, he or she may vote all whole shares of Common Stock held for his or her Plan account under the Plan in person at the Company's stockholders' meeting.

FEDERAL INCOME TAX CONSEQUENCE TO PARTICIPANTS

        25. What are the income tax consequences of participation in the Plan?

               The following summary is based upon an interpretation of current federal tax law. Participants should consult with their individual tax advisors to determine individual tax consequences, including state income tax (and non-income tax, such as transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares of Common Stock acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

               Participants in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a cash dividend in an amount equal to the fair market value on that date of the shares of Common Stock acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares of Common Stock acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of the shares of Common Stock, rounded to the nearest eighth of a dollar, on the dividend payment date. It should be noted that the fair market value on the dividend payment date is likely to differ from the Market Price (as defined in Question 10) for the Pricing Period (as defined in Question 10) immediately preceding the related dividend payment date (which is used to determine the number of shares of Common Stock acquired).

               In the case of corporate stockholders, dividends may be eligible for the dividends received deduction. A Participant's holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the Investment Date (as defined in Question 12).

               A Participant will not realize any taxable income upon receipt of certificates for whole shares of Common Stock credited to the Participant's Plan account, either upon the Participant's request for certain of those shares of Common Stock or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares of Common Stock acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share interests credited to the Participant's Plan account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares of Common Stock or fractional share interests and the tax basis therefor.

        26. How are income tax withholding provisions applied to stockholders who participate in the Plan?

               If a Participant fails to provide certain federal income tax certifications in the manner required by law, any dividends on shares of Common Stock, proceeds from the sale of fractional share interests and proceeds from the sale of shares of Common Stock held for the Participant's Plan account will be subject to federal income tax withholding at the then current withholding rate. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

               If a Participant is a foreign stockholder whose dividends are subject to federal income tax withholding at a different rate (or a special treaty rate), the appropriate amount will be withheld and the balance in shares of Common Stock will be credited to such Participant's Plan account.

RESPONSIBILITY OF THE COMPANY AND THE PLAN ADMINISTRATOR

        27. What are the responsibilities of the Company and the Plan Administrator under the Plan?

               Neither the Company nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Plan account upon such Participant's death, the prices at which shares of Common Stock are purchased for the Participant's Plan account, the times when purchases are made, or fluctuations in the market value of the Common Stock.

               EACH PARTICIPANT SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN PROVIDE ANY ASSURANCE OF A PROFIT OR PROTECTION AGAINST LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

        28.    May the Plan be amended, suspended, modified or terminated?

               The Company reserves the right to amend, suspend, modify or terminate the Plan at any time, including during the period between a record date and the related Investment Date. Participants will be notified of any such amendment, suspension, modification or termination at least thirty (30) days prior to the effective date of the amendment, suspension, modification or termination. The Company also reserves the right to make amendment and modifications to the Plan and, in such event, will provide Participants with a copy of any material amendment or modification. Upon termination of the Plan, except in the circumstances described below, any declared and paid but uninvested dividends will be returned, a stock certificate for whole shares of Common Stock credited to each Participant's Plan account will be issued and a cash payment will be made for any fractional share interests credited to each such Plan account.

               In the event that the Company terminates the Plan for the purpose of establishing another dividend reinvestment plan, Participants will be automatically enrolled in such other plan and shares of Common Stock credited to Plan accounts will be credited automatically to such other plan, unless notice to the contrary is received by the Plan Administrator.

               THE COMPANY OR THE PLAN ADMINISTRATOR RESERVE THE RIGHT TO TERMINATE ANY PARTICIPANT'S PARTICIPATION IN THE PLAN AT ANY TIME FOR ANY REASON.

OTHER INFORMATION

        29. How may Participants obtain answers to questions concerning their Plan accounts?

               Questions concerning Plan accounts should be addressed to the Plan Administrator at the address and telephone number provided in Question 5.

        30. How may stockholders obtain answers to other questions regarding the Company or the Plan?

               Questions concerning the Company or the Plan should be directed to:

                 Center Banks Incorporated
                 Attention:  J. Daniel Mohr, Treasurer
                 P.O. Box 460
                 Skaneateles, New York 13152
                 Telephone:  (315) 685-2265

        31. Who bears the risk of market fluctuations in the price of Common Stock?

               A Participant's investment in shares of Common Stock held in his or her Plan account is no different than his or her investment in directly held shares of Common Stock. Each Participant bears all risk of loss that may result from market fluctuations in the price of Common Stock.

               NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

        32.    Who interprets the Plan?

               Any question of interpretation arising under the Plan will be determined by the Company, and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of New York, Federal securities and banking laws and the Rules and Regulations of the Commission and any other regulatory agency.

        33. What are some of the responsibilities of Participants under the Plan?

               Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares of Common Stock are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator. Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

                                 USE OF PROCEEDS

        The net proceeds from the sale of Common Stock offered pursuant to the Plan will be used for general corporate purposes of the Company, including contributions to increase the capital of the Bank. The principal reason for the Plan is to provide the holders of the Company's Common Stock with a convenient and economical method of investing cash dividends in additional shares of Common Stock of the Company at a five percent (5%) discount from the Market Price and without payment of brokerage commissions or service charges.

                              PLAN OF DISTRIBUTION

        The Common Stock sold under the Plan is being distributed directly by the Company rather than through an underwriter, broker or dealer. There will be no brokerage commissions or other fees charged to Participants in connection with purchases of Common Stock under the Plan. Upon proper withdrawal by a Participant from the Plan by the sale of the Common Stock held under the Plan, the Participant will receive the proceeds of such sale less any applicable transfer taxes and any brokerage commissions incurred as a result of such sale. See "Description of the Plan - Question 15."

        COMMON STOCK MAY NOT BE AVAILABLE UNDER THE PLAN IN ALL STATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SHARES OF COMMON STOCK OR OTHER SECURITIES IN ANY STATE OR ANY OTHER JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                          DESCRIPTION OF CAPITAL STOCK

        The Company's authorized capital stock consists of 2,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 948,092 shares were issued and outstanding as of November 30, 1996, and 500,000 shares of preferred stock, par value $.01 per share, of which none have been issued. The Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") under the symbol "CTBK."

THE COMMON STOCK

        Holders of the Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

        The holders of Common Stock are entitled to receive, pro rata, dividends, when and as declared by the Board of Directors out of funds legally available therefor. Funds for the payment of cash dividends on Common Stock are obtained primarily from dividends from the Bank. The Bank's ability to pay dividends to the Company is restricted by statutory and regulatory limitations.

        The Company is also subject to the requirements of the Delaware General Corporation Law, which limit distributions to stockholders, including the payment of cash dividends, if after giving effect to the distribution: (i) the Company would not be able to pay its debts as they become due in the usual course of business; or (ii) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were dissolved at the time of the distribution, to satisfy the preferential rights, if any, of stockholders whose rights upon dissolution are superior to those stockholders receiving the distribution.

        In the event of any liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution, in cash or in kind.

        The Common Stock has no conversion rights and is not subject to call for redemption. The holders of the Common Stock do not have the right of cumulative voting in connection with the election of directors and are not entitled to preemptive rights to subscribe for any additional shares of Common Stock which may be issued. Upon receipt by the Company of the full purchase price for Common Stock issued at or above par value, each share of Common Stock will be fully paid and nonassessable.

        In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance in future public offerings or private placements, as additional shares of Common Stock pursuant to the Plan, pursuant to stock option or employee stock ownership plans, in future mergers or acquisitions, as stock dividends or stock splits (subject to any applicable regulatory restrictions), or for any other general corporate purposes. Authorized but unissued shares of Preferred Stock may be issued for similar purposes. Except as otherwise may be required to approve the transaction in which the additional shares of the Common Stock or Preferred Stock would be issued, no stockholder approval will be required for the issuance of such stock. Accordingly, the Board of Directors of the Company may issue, without stockholder approval, Preferred Stock with voting stock and conversion rights which could adversely affect the voting power of the holders of the Common Stock.

        See "Restrictions on Acquisitions of Stock" for a description of certain statutory provisions and provisions of the Company's Certificate of Incorporation and By-laws which may affect the ability of the Company's stockholders to participate in certain transactions relating to acquisitions of control of the Company.

RESTRICTIONS ON ACQUISITIONS OF STOCK

        Federal Law Restrictions. Under the Bank Holding Company Act of 1956 (the "BHCA"), no company directly or indirectly may acquire "control" of the Company or the Bank without the prior approval of the Federal Reserve Board. For purposes of the BHCA, "control" is defined to include the ownership, control or power to vote, directly or indirectly, 25% or more of any class of voting securities of an entity, the power to elect a majority of the Board of Directors of an entity, or the power to exercise a controlling influence over the management or policies of an entity. The Federal Reserve Board may find that a company controls a bank or a bank holding company if the company owns, controls or holds with power to vote more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company and certain other relationships exist between the company and the bank or the bank holding company. In addition, Federal Reserve Board approval would be required for the acquisition of control by another bank holding company of more than 5% of any class of the Company's voting securities.

        The Change in Bank Control Act of 1978 (the "CBCA") generally requires persons (except for companies subject to the BHCA) that seek to acquire direct or indirect control of a bank to give 60 days prior written notice to the appropriate federal banking agency, which in the case of the Bank is the FDIC. Control for the purposes of the CBCA exists if an acquiring person has voting control of at least 25% of the institution's voting stock or the power to direct the management or policies of the institution. Control is presumed to exist if the acquiring person has voting control of at least 10% of the institution's voting stock if (i) the institution's shares are registered pursuant to Section 12 of the Exchange Act, or (ii) the acquiring person would be the largest stockholder of the institution.

        Provisions Relating to Classified Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which shall serve for a term of three years, with one class being elected each year. The Certificate of Incorporation also provides that directors may be removed only for cause and then only with the approval of the holders of at least two-thirds of the voting stock of the Company. The affirmative vote of the holders of two-thirds of the voting stock of the Company is required to amend, repeal or adopt any provision inconsistent with the foregoing provisions. In addition, for certain business combinations, the affirmative vote of the holders of four-fifths of the voting stock of the Company is required. Such provisions may make it more difficult and time-consuming to acquire majority control of the Board of Directors of the Company and may, therefore, dissuade unsolicited take-over proposals.

                                     EXPERTS

        The consolidated financial statements of Center Banks Incorporated and subsidiary as of December 31, 1995 for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement on Form S-3, in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 consolidated financial statements refers to a change in accounting for impaired loans at January 1, 1995.

        The financial statements of Cicero Bank as of December 31, 1995 and for the year then ended included in Center Banks Incorporated's Current Report on Form 8-K/A dated April 18, 1996, incorporated by reference herein, have been incorporated by reference herein and in the Registration Statement on Form S-3 of which this Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in the Center Banks Incorporated's Current Report on Form 8 K/A dated April 18, 1996 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements of Cicero Bank refers to a change in accounting for impaired loans in 1995, and to the fact that Cicero Bank did not fully satisfy two of the thirteen provisions of Cicero Bank's April 1993 Memorandum of Understanding from the Federal Deposit Insurance Corporation and the State of New York Banking Department.

                                  LEGAL MATTERS

        The validity of the Common Stock offered hereby has been passed upon for the Company by its counsel, Harter, Secrest & Emery, Syracuse, New York.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Certificate of Incorporation of the Company provides for indemnification of directors and officers of the Company substantially to the same extent permitted by the law of the State of Delaware against liability for certain of their acts. Directors and officers liability insurance has also been obtained by the Company, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent acts, errors or omissions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                TELEPHONE NUMBER

        To obtain an Authorization Card, information concerning your Plan account or additional information concerning the Plan or the Company, call the Plan Administrator at 1-800-368-5948.

                                    EXHIBIT A

                           DIVIDEND REINVESTMENT PLAN

                            CENTER BANKS INCORPORATED

                           DIVIDEND REINVESTMENT PLAN

                                DECEMBER 17, 1996

        1. PARTICIPATION; AGENT. The Center Banks Incorporated Dividend Reinvestment Plan (the "Plan") is available to registered stockholders of record of the common stock, par value $.01 per share (the "Common Stock"), of Center Banks Incorporated, 33 East Genesee Street, Skaneateles, New York, 13152 (the "Company"). Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, acting as agent for each participant in the Plan, will apply cash dividends which become payable to each such participant on shares of Company Common Stock held in the participant's name (including Common Stock accumulated under the Plan) to the purchase of additional whole and fractional shares of Company Common Stock for each such participant.

        2. ELIGIBILITY. Participation in the Plan is limited to registered owners of Company Common Stock who have a minimum ownership of one (1) share of Common Stock. Shares of Common Stock held by a broker, bank or other nominee must be transferred to ownership in the name of the stockholder in order to be eligible for the Plan.

        3. STOCK PURCHASES. In making purchases for the accounts of participants, Registrar and Transfer Company may commingle the funds of participants in the Plan. Registrar and Transfer Company may hold all Plan Common Stock in its own name or the name of its nominee. Purchases of Common Stock will be made directly from the Company at price equal to ninety-five percent (95%) of the Market Price as determined in the Pricing Period (as defined below), computed to three decimal places. "Market Price" means the simple average of the daily high and low sale prices, computed to three decimal places, at which the Common Stock is traded, as quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") for the five last Trading Days during the Pricing Period. A "Trading Day" means a day on which (i) NASDAQ is open for the trading of securities, and
(ii) the Common Stock is actually traded. The last five (5) Trading Days preceding an Investment Date (the date on which a dividend is actually paid by the Company) constitutes the relevant "Pricing Period." Registrar and Transfer Company shall have no responsibility with respect to the market value of Company Common Stock acquired for participants under the Plan.

        4. TIMING OF PURCHASES. Registrar and Transfer Company will make every reasonable effort to invest all dividends promptly after receipt, and in no event later than 30 days after the applicable dividend payment date (except where necessary to comply with applicable securities laws). If, for any reason beyond the control of Registrar and Transfer Company, an investment cannot be completed within 30 days after the applicable dividend payment date, a participant's uninvested funds held by Registrar and Transfer Company will be distributed to such participant.

        5. ACCOUNT STATEMENTS. Following each purchase of Common Stock, Registrar and Transfer Company will mail to each participant an account statement showing the cash dividends, the number of shares of Common Stock purchased, the price per share of Common Stock and the participant's total number of shares of Common Stock accumulated under the Plan.

        6. EXPENSES. There will be no expenses to participants for the administration of the Plan, except for the termination fee referred to in paragraph 10 and any brokerage commissions incurred as a result of the sale of a participant's Common Stock. Brokerage commissions associated with purchases under the Plan, if any, and administrative fees associated with the Plan will be paid by the Company.

        7. TAXATION OF DIVIDENDS. The reinvestment of dividends does not relieve the participant of any taxes which may be payable on such dividends. In addition, brokerage commissions paid by the Company on behalf of the participant constitute additional dividend income. Total dividend income received from the Company, along with brokerage commissions paid on the participant's behalf, if any, will be reported on an annual information return filed with the Internal Revenue Service. A copy will be sent to the participant, or the information will be shown on the participant's final account statement for the year.

        8. STOCK CERTIFICATES. No Common Stock share certificates will be issued to a participant unless the participant so requests or until the participant's account is terminated. Such requests must be made in writing to Registrar and Transfer Company. No certificates for fractional shares of Common Stock will be issued.

        9. VOTING OF COMMON STOCK. In connection with any matter requiring the vote of Company stockholders, Registrar and Transfer Company will send to the participant a voting authorization form representing all whole shares of Common Stock held by the participant in the Plan. Fractional shares of Common Stock may not be voted.

        10. TERMINATION OF PARTICIPATION. A participant may terminate participation in the Plan at any time by giving written instructions to that effect to Registrar and Transfer Company. Notice of termination must be accompanied by a termination fee of $20.00. To be effective on a dividend payment date, the notice of termination must be received by Registrar and Transfer Company at least five (5) days before that dividend payment date. Upon receipt of notice of termination from a participant, Registrar and Transfer Company will send to such participant a certificate for all whole shares of Common Stock in such participant's account. Any fractional share of Common Stock credited to the terminated account will be paid to the stockholder in cash. The cash termination price is to be determined using the average of the high and low sale price of the Common Stock on NASDAQ on the date such notice of termination is received by Registrar and Transfer Company. The Company or Registrar and Transfer Company may also terminate any participant's account at any time in its discretion by notice in writing mailed to such participant.

        11. STOCK DIVIDENDS; STOCK SPLITS; RIGHTS. Any stock dividends or stock splits on Company Common Stock applicable to shares of Common Stock belonging to a participant under the Plan will be credited to such participant's account in the form of shares of Common Stock. In the event the Company makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, Plan participants will receive a subscription warrant for all such rights directly from Registrar and Transfer Company.

        12. AMENDMENT OF PLAN. The Plan may be amended, supplemented or terminated by the Company at any time by the delivery of written notice to each participant at least 30 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be effective as to the participant unless, prior to its effective date, Registrar and Transfer Company receives written notice of termination of the participant's account. Amendment may include the appointment by the Company or Registrar and Transfer Company, with the approval of the Company, of a successor agent, in which event such successor agent shall have all of the rights and obligations of Registrar and Transfer Company under the Plan.

        13. GOVERNING LAW. The Plan and the Authorization Card signed by the participant (which is deemed a part of the Plan) and the participant's account shall be governed by and construed in accordance with the laws of the State of New York, Federal securities and banking laws, and the Rules and Regulations of the Securities and Exchange Commission and any other regulatory agency.
The Plan cannot be changed orally.

        14. EFFECTIVENESS. The Plan is conditional and shall become effective upon the attainment of the participation of a sufficient number of registered stockholders to make the Plan economically practical. The Plan may also be terminated, if at any time in the future a sufficient number of registered stockholders are not participating in the Plan.


        IN WITNESS WHEREOF, the Company has caused this Dividend Reinvestment Plan to be executed this 17th day of December, 1996.


                                            CENTER BANKS INCORPORATED


                                            By: /s/ John P. Driscoll
                                               ----------------------------
                                            Name: John P. Driscoll
                                            Title: Chairman of the Board
                                            of Directors, President and
                                            Chief Executive Officer

                            CENTER BANKS INCORPORATED
                           DIVIDEND REINVESTMENT PLAN

                                DECEMBER 17, 1996


                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Available Information...................................................... 2

Incorporation of Certain Documents by Reference............................ 2

Center Banks Incorporated.................................................. 3

Description of the Plan.................................................... 3
     The Plan.............................................................. 3
     Purpose............................................................... 3
     Advantages............................................................ 4
     Administration........................................................ 4
     Participation......................................................... 4
     Purchases............................................................. 6
     Costs  ............................................................... 7
     Reports to Participants............................................... 7
     Certificates for Shares of Common Stock............................... 7
     Withdrawal of Shares of Common Stock in Plan Accounts................. 8
     Termination of Participation.......................................... 9
     Rights Offerings, Stock Dividends and Stock Splits.................... 9
     Voting Rights.........................................................10
     Federal Income Tax Consequence to Participants........................10
     Responsibility of the Company and the Plan Administrator..............11
     Suspension, Modification or Termination of the Plan...................11
     Other Information.....................................................12

Use of Proceeds............................................................13

Plan of Distribution.......................................................13

Description of Capital Stock...............................................13
     The Common Stock......................................................13
     Restrictions on Acquisitions of Stock.................................14

Experts ...................................................................15

Legal Matters..............................................................15

Indemnification of Directors and Officers..................................15

Telephone Number...........................................................16


                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses of the Registrant in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates, except the Commission's registration fee.

            Commission registration fee                         $   369.32
            Fees and expenses of the Plan Administrator         $ 1,000.00
            Printing and mailing expenses                       $ 3,000.00
            Fees and expenses of Registrant's counsel           $ 6,000.00
            Accounting and related expenses                     $ 6,000.00
            Miscellaneous                                       $ 2,000.00

            Total                                               $18,369.32


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

        In accordance with Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware, which allow corporations to indemnify and eliminate personal liability for officers and directors, respectively, the Registrant's Certificate of Incorporation and By-laws provide, respectively, as follows:

Certificate of Incorporation
----------------------------

        Article 6 of the Registrant's Certificate of Incorporation provides, in part, that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of Delaware for approval of an unlawful dividend or an unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of the foregoing by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Registrant for acts or omissions occurring prior to the effective date of such repeal or modification.

By-laws
-------

        Article IX of the Registrant's By-laws reads as follows:

        Section 1. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than any action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, and any appeal therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation or against amounts paid in settlement unless and only to the extent that there is a determination (as set forth in Section 3 of this Article IX) that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

        Section 3. Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because such director, officer, trustee, employee or agent has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article IX and, if applicable, is fairly and reasonably entitled to indemnity as set forth in the proviso in Section 2 of this Article IX, as the case may be. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders. To the extent, however, that a director, officer, trustee, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. No director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

        Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article IX a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any association, partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Sections 1 or 2 of this Article IX as the case may be.

        Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article IX and notwithstanding the absence of any determination thereunder, any director, officer, trustee, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article IX. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article IX, as the case may be. Notice of any application for indemnification pursuant to this Section S shall be given to the Corporation promptly upon the filing of such application. Notwithstanding any of the foregoing, unless otherwise required by law, no director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

        Section 6. Expenses Payable in Advance. Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee or agent to repay such amount if it shall be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX.

        Section 7. Contract, Non-exclusivity and Survival of Indemnification. The indemnification provided by this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Further, the indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any certificate of incorporation, bylaw, agreement, contract, vote of shareholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to the limitation in Section 3 of this Article IX concerning voluntary initiation of actions, suits or proceedings, indemnification of the persons specified in Sections 1 and 2 of this Article IX shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article IX but whom the Corporation has the power or obligation to indemnify under the provisions of the law of the State of Delaware. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article IX.

        Section 9. Meaning of "Corporation" for Purposes of Article IX. For purposes of this Article IX references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

General Effect
--------------

        The general effect of the aforementioned provisions of the Registrant's Certificate of Incorporation and By-laws is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages in the event of a breach of fiduciary duty as a director (including breach of duty in the case of negligent or grossly negligent behavior) except in situations as described above. The aforementioned provisions will not affect the availability of injunctive relief against directors of the Registrant (although such relief may not always be available as a practical matter) nor will it limit directors' liability for violations of the federal securities laws.

ITEM 16.   LIST OF EXHIBITS

EXHIBIT 1 - UNDERWRITING AGREEMENT

        Not applicable

EXHIBIT 2 - PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
            SUCCESSION

        Not applicable

EXHIBIT 4 - INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
            INDENTURES

        4.1 Specimen Certificate representing the Common Stock of the
Registrant.*

        4.2 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's 1990 Form 10-K filed with the Commission on April 1, 1991).

        4.3 Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's 1994 Form 10-K filed with the Commission on March 31, 1994).

        4.4 By-laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's 1994 Form 10-K filed with the Commission on March 31, 1994).

EXHIBIT 5 - OPINION RE: LEGALITY

      5.1 Opinion of Harter, Secrest & Emery*

EXHIBIT 8 - OPINION RE: TAX MATTERS

      Not applicable

EXHIBIT 12 - STATEMENTS RE: COMPUTATION OF RATIOS

      Not applicable

EXHIBIT 15 - LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

      Not applicable

EXHIBIT 23 - CONSENTS OF EXPERTS AND COUNSEL

      23.1 Consent of KPMG Peat Marwick LLP*

      23.2 Consent of Harter, Secrest & Emery (filed as Exhibit 5.1 to this Registration Statement)*

EXHIBIT 24 - POWER OF ATTORNEY

      Not applicable

EXHIBIT 25 - STATEMENT OF ELIGIBILITY OF TRUSTEE

      Not applicable

EXHIBIT 26 - INVITATIONS FOR COMPETITIVE BIDS

      Not applicable

--------
*Exhibit filed with this Registration Statement

EXHIBIT 27 - FINANCIAL DATA SCHEDULE

      Not applicable

EXHIBIT 99 - ADDITIONAL EXHIBITS

      99.1 Form of Authorization Card*























--------
*Exhibit filed with this Registration Statement

ITEM 17. UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes (subject to the proviso contained in Item 512(a) of Regulation S-K):

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Syracuse, State of New York, on December 17, 1996.

                                           CENTER BANKS INCORPORATED


                                           By: /s/ John P. Driscoll
                                               ---------------------------------
                                           John P. Driscoll
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                          TITLE                       DATE



 /s/ John P. Driscoll            Chairman of the Board of              December 17, 1996
-------------------------------  Directors, President and Chief
John P Driscoll                  Executive Officer (Principal
                                 Executive Officer)

 /s/ J. Daniel Mohr              Chief Financial Officer and           December 17, 1996
-------------------------------  Treasurer (Principal Financial
J. Daniel Mohr                   Officer and Principal
                                 Accounting Officer)

 /s/ Clifford C. Abrams          Director                              December 17, 1996
-------------------------------
Clifford C. Abrams

 /s/ Israel Berkman              Director                              December 17, 1996
-------------------------------
Israel Berkman

                                 Director
-------------------------------
David E. Blackwell

 /s/ Walter D. Copeland          Director                              December 17, 1996
-------------------------------
Walter D. Copeland

 /s/ Carl W. Gerst               Director                              December 17, 1996
-------------------------------
Carl W. Gerst


[S]                                     [C]                  [C]

 /s/ John Bernard Henry                  Director            December 17, 1996
---------------------------------------
John Bernard Henry

 /s/ Ann G. Higbee                       Director            December 17, 1996
---------------------------------------
Ann G. Higbee

                                         Director
---------------------------------------
Bruce H. Leslie

 /s/ Howard J. Miller                    Director            December 17, 1996
---------------------------------------
Howard J. Miller

 /s/ Raymond C. Traver, Jr.              Director            December 17, 1996
---------------------------------------
Raymond C. Traver, Jr., M.D.

 /s/ Ann E. O'Connor                     Director            December 17, 1996
---------------------------------------
Anne E. O'Connor